Exhibit 10.2

Retention Bonus Agreement

This Retention Bonus Agreement (“Agreement”) is entered into and effective this 18 day of Oct., 2018, by and between Todd Young (“Mr. Young”) and Elanco US Inc. (“Elanco”), an Indiana corporation having its principal offices in Greenfield, Indiana.

RECITALS

1.     Mr. Young will be employed by Elanco beginning on or about November 1, 2018, as a Chief Financial Officer.

2.     Elanco has agreed to provide a one-time payment to Mr. Young in accordance with the terms of this Agreement provided that Mr. Young works actively for Elanco for at least three (3) continuous years from the date of employment.

AGREEMENT

In consideration of the premises, the mutual covenants and agreements herein, and each act performed and to be performed hereunder, Elanco and Mr. Young agree as follows:

1.     Elanco agrees to make a one-time payment to Mr. Young equal to the maximum principal sum of two hundred thousand dollars ($200,000) (the “Retention Bonus”) less all applicable taxes. The Retention Bonus will be made to Mr. Young no later than during his first month of employment.

2.     The parties agree to the following terms of repayment:

If Mr. Young completes thirty-six (36) continuous months of active employment at Elanco, Mr. Young will have no repayment obligation of the Retention Bonus. Except as described below, if Mr. Young ceases employment with Elanco for any reason before completing the full thirty-six (36) continuous months of active employment, Mr. Young will be obligated to repay a portion of the Retention Bonus to Elanco as designated by the following schedule:

Months Completed of Active Employment	Repayment Amount Owed to Elanco by Mr. Young

1-11	100% of the Retention Bonus

12-23	67% of the Retention Bonus

24-35	33% of the Retention Bonus

36 months or greater	0%

If Mr. Young ceases to be employed by Elanco before the full period described above, then the remaining portion of the Retention Bonus described above (“Unpaid Balance”) will be immediately due and payable, without notice, and Mr. Young will pay to Elanco on the date he ceases to be employed by Elanco the entire Unpaid Balance existing on that date. Notwithstanding the foregoing, however, in the event that Mr. Young ceases to be employed by Elanco and, as a result, becomes eligible for a severance payment under the Eli Lilly and Company Change in Control Severance Pay Plan For Select Employees or in the event Mr. Young is terminated involuntarily as a result of his failure to locate a position following reallocation, medical reassignment or a plant closing or reduction in workforce, as determined by Elanco, Mr. Young will have no further repayment obligation.

3.     Mr. Young hereby promises to pay the Unpaid Balance in full on the date it becomes due and payable under paragraph 2 above. If Mr. Young fails to pay the Unpaid Balance in full when due (a “Default”), then from and after the due date until the Unpaid Balance is paid in full, the Unpaid Balance will bear interest, compounded annually, at a rate equal to two percent (2%) plus the prime rate in effect on the stated due date at the Elements Financial, Indianapolis, Indiana (“Default Interest”). Default Interest will be due and payable as it accrues.

4.     If Mr. Young dies before he completes the 36 month period of active employment described above, Mr. Young will have no repayment obligation.

5.     If Mr. Young becomes disabled, as determined by Elanco, before he completes the full 36 month period of active employment described above, any period of disability will be treated as active employment for purposes of paragraph 2 above.

6.     To the extent permitted by applicable law, Mr. Young agrees to pay all costs of collection and enforcement of this Agreement, whether or not suit is filed, including, but not limited to, reasonable attorneys’ fees, legal expenses, and court costs.

7.     In the event Mr. Young’s employment with Elanco ceases and a Default has occurred and remains uncured, Mr. Young hereby authorizes Elanco to deduct from any wages or other compensation then or thereafter owed to Mr. Young, an amount not to exceed the Unpaid Balance plus all Default Interest accrued through the date the deduction is made to the maximum extent permitted by law. This payroll deduction authorization may be revoked at any time by Mr. Young by a subsequent writing delivered to the Manager of Employee Financial Services at Lilly.

8.     This Agreement is not an employment agreement.

9.     This Agreement will be governed by and construed in accordance with the laws of the State of Indiana.

On Behalf of
Elanco US Inc.

By

/s/ David S. Kinard	10/15/18
David S. Kinard	Date
Executive Vice President
Human Resources and Corporate Affairs

/s/ Todd Young	10-18-18
Todd Young	Date